Exhibit 99.1

Bioxytran, Inc. Completes $1.2 Million Private Placement

Financing strengthens balance sheet and supports advancement of key development initiatives

NEWTON, MA – March 20, 2026 – Bioxytran, Inc. (OTC: BIXT), a clinical-stage biotechnology company focused on developing therapies targeting hypoxia and viral diseases, today announced that it has completed a private placement financing on March 18, 2026, resulting in gross proceeds of approximately $1.2 million.

In connection with the financing, the Company issued an aggregate of approximately 21,071,667 shares of its common stock at a purchase price of approximately $0.055 per share. Investors also received warrants to purchase up to 19,750,001 additional shares of common stock at an exercise price of $0.12 per share. The warrants have a term of five years from the date of issuance.

The securities were offered and sold in a private placement pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder. The securities have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company intends to use the net proceeds from the financing for working capital and general corporate purposes, including advancing its development programs and supporting selected commercialization initiatives.

“This financing strengthens our balance sheet and supports the advancement of our clinical and development initiatives,” said David Platt, PhD, Chief Executive Officer of Bioxytran. “In parallel, we are beginning to translate our galectin-targeting platform into commercial opportunities, including the market introduction of A-SUQAR®, our plant-derived dietary supplement expected to launch this quarter. This dual-track approach allows us to pursue near-term commercialization while continuing to advance our higher-value pharmaceutical programs.”

The warrants issued in connection with the financing provide the potential for additional capital upon exercise, further supporting the Company’s long-term growth plans.

About Bioxytran, Inc.

Bioxytran, Inc. is a biotechnology company focused on the development of therapeutics targeting hypoxia-related conditions and galectin-targeting carbohydrate technologies, with applications across infectious viral diseases, metabolic health, and inflammation. The company leverages proprietary technologies to address significant unmet medical needs, with programs spanning pharmaceutical development and select commercial applications.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the use of proceeds, future development plans, anticipated commercialization activities, and potential warrant exercises. Actual results may differ materially from those projected due to various factors. Bioxytran undertakes no obligation to update these statements except as required by law.

For more information, please visit:
www.bioxytraninc.com

Investor Contact:
David Platt, PhD
CEO, Bioxytran, Inc.
617-484-1199
David.Platt@bioxytraninc.com